Exhibit 5.1

November 7, 2025

USCB Financial Holdings, Inc.

2301 N.W. 87th Avenue

Doral, FL 33172

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to USCB Financial Holdings, Inc., a Florida corporation (the “Company”) in connection with the registration statement on Form S-4, as the same may be amended from time to time (as amended, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to Forty Million Dollars ($40,000,000) aggregate principal amount of the Company’s 7.625% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “New Notes”) which are to be offered (the “Exchange Offer”) by the Company in exchange for an equal principal amount of the Company’s outstanding unregistered 7.625% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “Old Notes”). The New Notes are to be issued in accordance with the provisions of the Indenture, dated as of August 14, 2025 (the “Indenture”) by and between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as contemplated by the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of August 14, 2025, by and among the Company and the several purchasers of the Old Notes.

In connection herewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the Registration Statement and the related form of prospectus included therein (including all exhibits thereto) in the form in which it was transmitted to the Commission under the Securities Act; (ii) the Indenture; (iii) the Registration Rights Agreement; (iv) the Old Notes; (v) the forms of the New Notes; (vi) the organizational documents of the Company; (vii) minutes and records of the corporate proceedings of the Company, including any and all resolutions of the Board of Directors (or any duly authorized committee thereof) of the Company related to the Registration Statement and the Exchange Offer, and the issuance of the New Notes (the “Resolutions”). In addition to the foregoing, we have made such investigations of law and fact as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

USCB Financial Holdings, Inc.	Squire Patton Boggs (US) LLP
November 7, 2025

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto (other than the Company); (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons or entities on which we have relied for the purposes of this opinion set forth below are true and correct; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to the opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, it is our opinion as of the date hereof that when the New Notes are duly executed by a duly authorized officer of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture and issued and delivered in exchange for the Old Notes in the manner described in the Registration Statement, the New Notes will constitute binding obligations of the Company.

The opinion set forth above are subject to the following qualifications and exceptions:

(a) Our opinion set forth above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors’ rights; (ii) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law); and (iii) insofar as they relate to indemnification provisions, the effect of federal and state securities laws and public policy relating thereto.

(b) In rendering the opinion set forth above, we have assumed that, at the time of the authentication, exchange and delivery of the New Notes, the Resolutions referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, exchange, delivery, validity or enforceability of the New Notes, the Registration Statement will have been declared effective by the Commission and will continue to be effective, none of the particular terms of the New Notes will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order or decree of any court or governmental body having jurisdiction over the Company.

USCB Financial Holdings, Inc.	Squire Patton Boggs (US) LLP
November 7, 2025

(c) We express no opinion with respect to the enforceability of: (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) restrictions upon non-written modifications and waivers; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; and (xiii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect as of the date of this letter, the internal law of the States of New York and Florida and the federal laws of the United States of America. We express no opinion as to matters relating to securities or “blue sky laws” of any jurisdiction or any rules or regulations thereunder (other than federal securities laws).

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter. This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinion contained herein to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

We hereby consent to the reference to our firm in the Registration Statement under the caption “Legal Matters” and to the filing and inclusion of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP